Exhibit 99.1
NEWS RELEASE

Contact:	Michael Kady
For Release:	Immediately
1.800.345.9680
Quipp Announces First Quarter Results
Miami, FL, May 13, 2008 — Quipp, Inc. (NasdaqCM: QUIP) today announced financial results for the quarter ended March 31, 2008.
Quipp reported a first quarter 2008 net loss of $873,000 ($0.59 per basic and fully diluted share) compared to a net loss of $650,000 ($0.44 per basic and fully diluted share) during the first quarter of 2007. Net sales amounted to $3,672,000 in the first three months of 2008, reflecting a 15% decline from $4,322,000 during the same period in 2007.
Michael Kady, Quipp’s President and Chief Executive Officer, stated that: “Our Company’s primary market, the newspaper industry, continues to be adversely affected by declining advertising revenues and contracting circulation. According to published reports, the recent downward pressure on newspaper advertising stems largely from weakness in classified ads for housing and autos. Also, the state of the U.S. economy has resulted in reduced employment advertising. Based on discussions with our newspaper customers, these adverse conditions in the newspaper industry are not expected to improve before early 2009.”
Mr. Kady added: “Shipments during the first three months of 2008 were limited by a reduced backlog of customer orders following exceptionally strong shipments in the fourth quarter of last year. In addition, a substantial portion of our backlog at the beginning of 2008 was not scheduled to ship until after the first quarter. However, new orders in the first quarter were encouraging in the context of current economic conditions, exceeding first quarter order levels in all but one of the past four years.”
First quarter 2008 new orders amounted to $4,760,000 compared to $4,998,000 in the first three months of 2007, and an average of $3,977,000 during the first quarters of 2004 through 2006. Backlog totaled $7,621,000 at March 31, 2008 compared to $6,457,000 at December 31, 2007 and $9,714,000 at March 31, 2007.
As previously announced, Quipp has entered into an Agreement and Plan of Merger under which Illinois Tool Works Inc. will acquire Quipp for a price between $4.30 and $5.65 per share in cash. The definitive price will be determined based on adjustments relating to Quipp’s cash and cash equivalents and specified indebtedness prior to consummation of the transaction. The Company will not proceed with the transaction if the adjusted price would be less than $4.30 per share, which Quipp believes is unlikely. A special meeting of shareholders to consider and vote upon a proposal to approve the Agreement and Plan of Merger and the related merger transaction will be held on June 2, 2008.

Mr. Kady continued: “In addition to lower revenues during the first quarter, our financial results reflect substantial professional fees related to the proposed merger transaction.

	Quarter Ended
	March 31,
	2008	2007
(000’s omitted, except per share data)	(unaudited)	(unaudited)

Net Sales	$3,672	$4,322

Net Loss	$(873)	$(650)

Basic and diluted loss per share	$(0.59)	$(0.44)
Quipp’s balance of cash, cash equivalents and restricted securities totaled $1,830,667 at March 31, 2008 as compared to $2,391,100 at December 31, 2007. In addition to the loss for the quarter, the reduction in the cash balance was related to an increase in inventories to support planned shipments in the second quarter and subsequent periods, as well as the payment of our regular quarterly dividend. Partially offsetting these cash uses were significant collections of accounts receivable.
The following table provides a reconciliation of net income to EBITDA (earnings before interest, taxes, depreciation and amortization) for the three-month periods ending March 31, 2008 and 2007. Management believes that the presentation of EBITDA is useful to investors because it will assist them in evaluating management’s performance in connection with the Company’s core operations by excluding certain charges that are not reflective of the day-to-day operations of the Company.

	Quarter Ended
	March 31,
	2008	2007
(000’s omitted)	(unaudited)	(unaudited)

Net (Loss) Income	$(873)	$(650)

Add (Deduct):
Net Interest Income	(15)	(50)
Income Taxes	—	—
Depreciation and Amortization	109	122
Intangible Amortization	97	131

EBITDA	$(682)	$(447)

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, expected improvement in adverse conditions in the newspaper industry and the proposed acquisition of Quipp by Illinois Tool Works. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, and shareholder approval and other conditions required for closing of the proposed acquisition of Quipp by Illinois Tool Works.